Exhibit 10.4

North Star
  Visions, Inc.             Mailing: PO Box 32518 * Palm Beach Gardens, FL 33420
                            308 Tequesta Dr., Suite 25 * Tequesta, FL 33469
                            (561) 625-1610 * Fax (561) 625-1611
                            Email: nsvinc@aol.com

Michael Pagnano
C.E.O.
World Golf League
2139 West State Road 434
Suite 101
Longwood, FL  32779

February 17, 2005

Dear Mike:

Thank you so much for your courtesy and time as we discussed the opportunities ahead of us involving the WGL Million Dollar Shootout. I very much look forward to joining your team, especially in the involvement of the production, sales and airing of the Shootout television components.

I am confident that I can use my abilities, and also assemble the correct team of individuals for us to make this dream a reality. There are many areas to concern ourselves with in a project of this scope. I do have the utmost confidence that the concept, the interest, and importantly the WGL goals provide the best opportunity to succeed.

My proposal to you will involve my company, NorthStar Visions, Inc. to act as the Executive Producer for WGL in the organization and completion of this endeavor. Within that scope, I will work with other individuals and companies that will be important to the project. This will include but not be limited to Syndication, Video production, content, sales, public relations, location organization, budgeting, talent, and those many area's required to make this project successful.

I do believe that we can provide to our shareholders and those involved with the company, our reputation of success and experience. We will also give to them the assurance that their "team" has the professional experience in the world of golf, entertainment, broadcasting and event management to allow this asset to grow in the years to come.

I will be working closely with my partner in this endeavor, Vince Bagni, and Epic Sports Management. We will add the additional

                       Sports Marketing * Video Production

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Personnel  or components as we progress and realize the necessary additions that are required.
There will be no additional salary commitments incurred by WGL for these additional services. Payments for service will be made through commissionable or third party payments such as Agency commissions on advertisement placement. I did not want you or your board to assume that because we will be adding members to the team, that they would incur possible additional office expenses.

AGREEMENT
---------

I would like to submit the following for your review and approval. If required we can make a more detailed agreement. Acceptance of this will allow us to begin our process, as time is of the essence in order to bring this to fruition this year.

World Golf League (WGL) and Northstar Visions Inc. (NSV) will enter into a working/partnership arrangement to complete the areas outlined above as follows:

1) An initial six (6) month agreement will be established, effective February 21, 2005. This will include the months of March, April, May, June, July and August. We will know of our success rate at that time. This should bring us through the major portion of the first season.
2) An additional 6-month period will be an option for discussion and decision beginning September 1. This will be agreed to 30 days prior by both parties.
3) The monthly retainer will be ten thousand dollars per month ($10,000)or a total of sixty thousand dollars ($60,000) over the term of this initial agreement.
4) Because of believing in the project, and after discussions with Vince. We would accept fifty percent ($5,000) in equity ownership stock in WGL. This would continue throughout the contract. It allows you the affordability to begin the project, and us the opportunity to work together and share in the success.
5) Any expenses incurred for third party costs, travel, and entertainment, would be the responsibility of WGL. ALL EXPENSES must be pre-approved by a representative of WGL prior to being incurred.
6) Communications concerning the status of the project will be given on a regular basis to your or your designated person.

RESPONSIBILITY
--------------

As we outlined above the responsibility of NorthStar will be to "make it happen" in simple language.

We will be responsible for being aware of all facets of organization and needs required to bring this project home completed.

We will establish a reasonable budget, for pre-show, show, and post show costs incurred, and work to maintain that budget.

We will develop a time line necessary to produce the show in a quality required to develop it as a true asset of WGL.

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We  will  suggest content, show needs, talent, sales objectives and team members to  handle  those  areas.

We will work with the venue, both hotel as well as golf course for the productions.

In short, we will in fact "make it happen".

We will act as Agent of record for WGL in this venture, with the expectation of working in other areas as they become available.

WGL
---

Will provide NSV the insight, advice, funding, representation at necessary meetings, necessary time for discussion, and creative direction required to make this successful.

FINAL COMMENTS
--------------

We are eager to begin this project Mike, and with your approval will continue forward. I must tell you that Vince and I have already had meetings planning sessions, and while premature without an agreement, we felt they were necessary to the project time frame. We are prepared to answer any thoughts and can promise you that we will have not only the answers you need, but will ask the questions to arrive at those answers.

I would appreciate your agreement to the above, and will answer any questions that you may have.

Very Truly,

Roy C. Hamlin Jr.
President
NorthStar Visions, Inc.

Accepted:

/s/ Roy C. Hamlin, Jr.   Date:03/7/05       /s/ Michael S. Pagnano   Date:3/7/05
----------------------        -------       ----------------------
Roy C. Hamlin, Jr.                          Michael S. Pagnano
NorthStar Visions                           World Golf League, Inc.

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